SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

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FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported) – October 7, 2016

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MACQUARIE INFRASTRUCTURE CORPORATION
(Exact Name of Registrant as Specified in Charter)

DELAWARE (State or Other Jurisdiction of Incorporation)	001-32384 (Commission File Number)	43-2052503 (IRS Employer Identification No.)

125 West 55th Street New York, New York (Address of Principal Executive Offices)	10019 (Zip Code)

(212) 231-1000
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or address, if changed since last report)

_______________________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On October 7, 2016, Atlantic Aviation FBO Inc. (“AA FBO”), a wholly-owned indirect subsidiary of Macquarie Infrastructure Corporation (the “Company”), entered into a credit agreement, dated as of October 7, 2016 (the “New AA Credit Agreement”), among AA FBO, Atlantic Aviation FBO Holdings LLC (“Holdings”), the direct parent of AA FBO, Wells Fargo Bank, N.A., as Administrative Agent and Collateral Agent, Bank of America, N.A., as Documentation Agent, JPMorgan Chase Bank, N.A., Regions Bank, and Compass Bank dba BBVA Compass as Co-Syndication Agents, Wells Fargo Securities, JPMorgan Chase Bank, N.A., Regions Capital Markets, a division of Regions Bank, and Compass Bank dba BBVA Compass, as Joint Bookrunners and Joint Lead Arrangers, Citizens Bank, N.A., Fifth Third Bank, PNC Bank, National Association, and U.S. Bank National Association as Managing Agents, and the several lenders party thereto. The New AA Credit Agreement provides for a 5-year, $400.0 million senior secured first lien term loan facility and a 5-year, $350.0 million senior secured first lien revolving credit facility. The New AA Credit Agreement also provides for an uncommitted incremental facility that permits AA FBO, subject to certain conditions, to increase the term loan facility by up to $75 million plus an additional amount if certain senior secured leverage ratio requirements are maintained. Proceeds of the term loan facility and up to $200 million of the revolving credit facility will be used to repay amounts outstanding under AA FBO’s existing credit agreement dated as of May 31, 2013. Proceeds of the revolving credit facility will also be used for working capital and other general corporate purposes (including up to $35 million of the revolving credit facility available for letters of credit).

Material terms of the facilities are as follows:

	Term Loan Facility	Revolving Credit Facility

Borrower	AA FBO	AA FBO

Facilities	$400.0 million senior secured first lien term loan facility	$350.0 million senior secured first lien revolving credit facility

Interest rate and fees	LIBOR plus 1.50 to 2.25% or Alternate Base Rate (“ABR”) plus 0.50% to 1.25%, in each case depending on total leverage ratio. ABR is the highest of (i) the prime rate, (ii) the federal funds rate plus 0.5% and (iii) one-month LIBOR plus 1.0%.	LIBOR plus 1.50% to 2.25% or ABR plus 0.50% to 1.25%, in each case depending on total leverage ratio. Commitment fee: 0.25% to 0.35% on the undrawn portion, depending on total leverage ratio.

Maturity	5 years from closing date	5 years from closing date

Mandatory prepayment

With net proceeds from the sale of assets in excess of $10,000,000 or from certain insurance recoveries in excess of $5,000,000, that are not reinvested.

With net proceeds of debt issuances by Holdings, AA FBO and its restricted subsidiaries (other than certain permitted debt).

Optional repayment	Prepayment without premium or penalty.	Prepayment without premium or penalty.

Distribution covenant	Distributions permitted if no event of default and if total leverage ratio, pro forma for such distributions, is less than (x) 3.60 to 1.00 or (y) 3.75 to 1.00 if unrestricted cash plus available revolving loan commitments is at least $100,000,000.	Distributions permitted if no event of default and if total leverage ratio, pro forma for such distributions, is less than (x) 3.60 to 1.00 or (y) 3.75 to 1.00 if unrestricted cash plus available revolving loan commitments is at least $100,000,000.

	Term Loan Facility	Revolving Credit Facility

Additional negative covenants	Limitations on, among other things, incurrence of debt, liens, fundamental changes, asset sales, investments, affiliate transactions and sale and leasebacks, in each case subject to certain exceptions.	Limitations on, among other things, incurrence of debt, liens, fundamental changes, asset sales, investments, affiliate transactions and sale and leasebacks, in each case subject to certain exceptions.

Events of default	Failure to pay interest, principal or fees, failure to comply with covenants, change in control, breach of representations and warranties, insolvency events, ERISA events, judgments, cross default and cross acceleration to material debt, invalidity of loan documents, guarantees or material security interests, invalidity of certain subordination provisions.	Failure to pay interest, principal or fees, failure to comply with covenants, change in control, breach of representations and warranties, insolvency events, ERISA events, judgments, cross default and cross acceleration to material debt, invalidity of loan documents, guarantees or material security interests, invalidity of certain subordination provisions.

Financial covenants	Maintenance of a maximum total leverage ratio of 4.00 to 1.00, subject to temporary step up to 4.25 to 1.00 following a qualified acquisition.	Maintenance of a maximum total leverage ratio of 4.00 to 1.00, subject to temporary step up to 4.25 to 1.00 following a qualified acquisition.

Guarantees	Guaranteed jointly and severally on a senior secured first lien basis by Holdings and certain subsidiaries of AA FBO.	Guaranteed jointly and severally on a senior secured first lien basis by Holdings and certain subsidiaries of AA FBO.

Collateral	First priority security interest in (x) the equity securities of AA FBO and certain of its subsidiaries and (y) the personal and material real property of Holdings, AA FBO and certain of its subsidiaries (in each case subject to certain exceptions).	First priority security interest in (x) the equity securities of AA FBO and certain of its subsidiaries and (y) the personal and material real property of Holdings, AA FBO and certain of its subsidiaries (in each case subject to certain exceptions).

Certain of the agents and lenders under the New AA Credit Agreement and their related entities serve as trustees, agents and lenders under various loan agreements with the Company’s businesses, and have engaged in commercial and investment banking transactions with the Company.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 above is incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MACQUARIE INFRASTRUCTURE CORPORATION

By:	/s/ James Hooke
Name: James Hooke
Title: Chief Executive Officer

Dated: October 11, 2016